UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

ACTIVISION, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Filed by Activision, Inc. pursuant to Rule 14a-12 under the Securities Exchange Act of 1934.

On Thursday, May 22, 2008 at 8:00 a.m. Eastern Time, Thomas Tippl, CFO of Activision Publishing, Inc., gave a presentation at the 6th Annual Wedbush Morgan Securities New York MAC: Management Access Conference for Micro-Small-Mid-Cap Companies. The following is a transcript of the presentation.

Note: The transcript below may contain inaccuracies in the reporting of the presentation. A playback of the presentation is available at www.activision.com and should be considered the authoritative source of this content.

Wedbush Morgan Securities 6th Annual MAC Conference

Presentation Transcript

Geri: The statements contained in this presentation that are not historical facts are “forward-looking statements.”  We caution you that a number of factors could cause our future results and other future circumstances to differ materially from those expressed in any such forward-looking statements, including those described in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and the cautionary statements therein and in the exhibits thereto.  The Company may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in the Company’s assumptions or otherwise and undertakes no obligation to update any forward-looking statements after the date hereof.  If any measures given are not in accordance with GAAP, refer to our earnings press release for a full reconciliation. Finally, any projections are as of our most recent conference call, which was held on May 8, 2008, and have not been updated.

Michael:  Do we need an intermission now? Alright, let’s get this running.

Good Morning, Michael Pachter here, we have Thomas Tippl with us, that was Geri Weinfeld reading the safe harbor and we’ve used up about three quarters of our time so rather than do a presentation, Thomas and I are going to just kind of talk slightly informally, I actually wrote out questions cause I’m asking complicated ones and he’ll give very simple answers to complicated questions. Are you going to start with a video?

Thomas: Yes, absolutely. So we thought, as you know we’ve got a big, big, period to lap on guitar hero so I thought we’d start with some guitar hero commercials. As you will see we reenacted a famous scene from risky business, except that we signed up the American Idol winners for it, since last time Tom Cruise jumping around on the couch just did not get much great reviews. So Geri, why don’t you go ahead and run it.

Guitar Hero Commercial

Thomas: Alright, as you can see we bet on the right winner, this ran yesterday on American Idol for the first time and I am sure it’s going to do well on Google finding the search terms.

Michael: And in case you didn’t see there was a press release out today, there is an article in this month’s Game Informer which I think came out yesterday, it’s titled Guitar Hero 4 but it’s actually talking about a new Guitar Hero product that is eerily similar to its competitive product which I won’t name - but has a drum set and a microphone and a guitar in the box. And I will say just my personal observation is that this things drum set is going to kill it. Just people are going to love the drum set. The drum set is color coded, so the drums are color coded, there are two cymbals, so it actually has five different things to do in there. I being a drum spaz will actually enjoy playing that, I’ll probably equally be a spaz but at least I’ll know what I’m doing wrong.

So we have a Q & A for Thomas and I apologize some of my questions are long but I hope to get equally long answers. Thomas can you talk to us about the tender offer for Activision stock after the merger with Vivendi games, and specifically can you talk to us about share count with and without a tender, so with a completed tender and with a completely unsubscribed tender, and what the impact is if there is no tender on EPS and cash, how many dollars per share, interest in some things like that. Because Bobby, in the past, gave guidance for a pro-forma combined company to make $1.20 in calendar 09 and I believe $1.20 was based on the tender being fully subscribed.

Thomas: Well you know we have a few more steps to complete before we can close the transaction and launch the tender offer. But obviously, even where the stock’s trading right now it is unlikely that the tender will be subscribed, but you never know what happens between now and when we get there. Now having said that, we always considered the possibility that shareholders will view this combination to yield a valuation that is above $27.50, that is one of the reasons we structured the deal in such a way where our shareholders were not forced to sell so they could stick around if they had the same visions for the combined company. At the same time we provided them a liquidity event if they chose so. So we’ll see how this plays out. With regards to the question EPS, of course if we end up with 3 billion dollars of cash instead of you know a 4 billion dollar buy back through the tender, you know given the way interest rates are and given how business is performing this would have a dilutive impact which is probably somewhere in the 8 to 10 cent range, last time I looked at those numbers. But that presumes that we don’t find accretive investment opportunities for that cash as we have done in the past, or that we don’t return cash to shareholders in other ways than the currently contemplated tender. So from my perspective either way, we are very well positioned to exceed the $1.20 that we’ve provided originally for 2009. So I don’t have any concern

Michael: And returning cash to shareholders currently is there a buy-back authorized and did that survive the merger or do you have to do something else?

Thomas: Well we’ve currently a buy back authorized, I think originally it was 300 million dollars and there are still 200 odd million left in the authorization. But very clearly once we get through the close and we get through the tender we will take a look at our capital structure and obviously the tender will have an impact on near term, on the capital structure. But I don’t think that based on our track record of how we’ve put capital to use in this industry; I don’t think any outcome will impact the valuation of the company.

Michael: Alright, if was can use the $1.20 that Bobby previously mentioned as a guide, I mean I guess it doesn’t make much difference relatively, but on the $1.20 if we roll back to December 3rd and Bobby said $1.20 would be a fiscal 09 or calendar 09 number. At the time what did you guys contemplate would be the contribution to that $1.20 from Activision and its packaged goods business and from Blizzard and its online, its World of Warcraft business and how has that changed? Because as I recall back then, Activision’s stand alone guidance was something like 85 cents and you ended up delivering $1.20 so you’ve had pretty significant upside. Is Activision bigger than Blizzard now? Are shareholders getting a bad deal giving away too much?

Thomas: Well I don’t think so and here’s why. And first of all at the time of the deal, Blizzard if you recall was contributing more than half a billion dollars in operating income and that was partially offset by significant losses in Vivendi games online, mobile and console business. So at the time, the net contribution was around 350 million dollars. Now, when we constructed the $1.20 at the time of the deal announcement, we thought that Activision on a stand alone basis should be at least at a $1.00 and that adding Blizzard as well as achieving our 50 – 100 million dollar synergy objective would add at least 20 cents accretion and that is why we guided to $1.20 plus. Now, I think there are a couple of good news, at least two maybe three. One, obviously we are doing much better on a stand alone basis. But two, Blizzard’s performance has been very robust, and since we announced the deal in December and Blizzard added another 20% to its subscriber base, that’s almost another 2 million subscribers, and as you know from there business model adding subscribers is highly accretive way for them to grow the business. And then third, we are quite a ways along our integration planning, so the cost savings objectives that we said seem to be very achievable always hope that we will do better. So you add all these things up we should be comfortably exceeding the $1.20. We continue to see significant accretion coming in for our shareholders from this transaction, and as a result I would argue the stock doesn’t trade right now on a stand alone basis either because we’ve already cleared anti-trust so there is very high likelihood of closing and to some extent that accretion from the very complementary Blizzard business is also built in to some extent. So I think this is more than still a great deal for our shareholders.

Michael: You said earlier, just before that you expect Activision to contribute a dollar to the combination, and I assume you’re talking on the old Activision share count, so Activision contributes approx. 320-330 net income to the joint venture, and then combined companies is going to have somewhere between 565-687 shares. So roughly half of the total, I just wanted to make sure it was clear that Activision is not 83% of the total.

Thomas: No, the extra accretion comes with additional shares issued.

Michael: OK, going forward since your company is transforming from a purely packaged good, NPD and chart-trak business to this black box that we aren’t really sure where what subscribers are every week and how they grow. What kind of reporting are we going to see and how are you going to guide? Are you going to guide to subscribers in Asia and that each subscriber there generates $4 a month, and subscribers in Europe generate 16, and subscribers in the US generate 12? What kind of detail will we see in guidance on the World of Warcraft side?

Thomas: There has been a trend to provide less information to some extent in this industry.

Michael: Only by one of your competitors.

Thomas: But this is not something that we are going to follow. So we will continue our track record of being as transparent as we can, taking into account of course competitive sensitivity. You’ve already seen from the preliminary proxy that we filed that we are breaking out Blizzard into its own reporting segment, which is something, this information that you historically weren’t able to get but we thought was very important for our investors and that’s what you have already seen. The level of guidance we are going to give, this will be a decision to be made by the combined company, once we close after the close, will provide an update to our numbers, for 08 as well as 09 and we’ll provide you with the level of detail that allows you to understand what the building blocks are to achieve those objectives just like we’ve done in the past. But I can’t guarantee you whether we’re going to give the subscriber goals in our second week of November.

Michael: I want you to guarantee it damnit. Well actually that brings up another point. What’s taking so long for a close? Why have we not seen a final proxy mailed out and a vote date scheduled and when is that coming and do you expect that shareholders will approve this transaction?

Thomas: So we’ve been working very diligently through the proxy process; we have filed the updated proxy with the SEC. So we are right now dropping in our fiscal year end numbers and you know we expect to get this cleared relatively shortly so we’ll be filing our 10-K and we’ll be filing and mailing our proxy shortly thereafter. And then you know you have to adhere to about a 30 day period for shareholders to have a chance to fully digest the final proxy, we’ll get all the final shareholder votes. I am very optimistic that shareholders will approve the transaction. The reaction so far has been nothing but enthusiastic about the deal and I think it creates the new industry leader, it creates a company that is going to generate operating margins in excess of 25% percent, so it significantly accelerates our operating margins progress, it combines the two best performing companies in the sector right now because we both come from a position of strength which significantly reduces the risk of any merger. Cause there’s always some distraction between companies. So I think this is a transaction that is unique and that makes sense from any angle you want to look at it. So I am quite optimistic that shareholders will vote for it.

Michael: And should we expect for you to get the deal to close to coincide with the end of a quarter so that we don’t have a 3 day stub period or anything

Thomas: Well that is always desirable I would say, but it’s not the driver. At the end of the day we got to follow the process and get the shareholder votes done. And right now, it looks like it all might happen around the end of June. So it could happen that way but that’s not the controlling factor

Michael: I had a prepared question that is now quite timely about guitar hero and what kind of brand extensions we should expect. So we have this Game Informer article and I guess you put out an official press release today. But can you talk about the brand extension about the drum set, what the box is going to look like, and how you’re going to position this product against Rock Band and then what future versions of Guitar Hero are going to look like and how they take advantage of the multi-instrument set.

Thomas: Well obviously we are very excited about the Guitar Hero franchise and the progress we’ve made to date. The popularity around the world continues to grow, the consumer awareness continues to grow, it is probably by now one of the most valuable franchises in the entertainment  no matter which media you look at. So, obviously that provides us with a tremendous opportunity to extend the brand and give consumers more of what they’re looking for. And if you look at 19 million units we’ve sold so far, the potential to provide consumers with more music experience, different venues, different genres, different bands, is tremendous and that’s why this year you’ll see a lot more content coming out behind the Guitar Hero franchise. You will also see us extending the franchise onto platform that we are not yet on, which is the Nintendo DS, which is a very innovative product that both retailers and Nintendo actually is very excited about. That’s Guitar Hero on tour, the DS is on fire. It has 41 million units installed base, and we are going to come out with a great product and bring the guitar hero experience to that product. And then the next thing we are going to launch right after that at the end of June is Guitar Hero Aerosmith so we give consumers an opportunity basically to relive the Aerosmith career from their first concert in high school all the way to the super bowl. And in that context  also play all the bands that opened for Aerosmith. So there will be music from bands like Run DMC and Lenny Kravitz and so on and so forth. So this going to be a fantastic process that’s going to hit the market in June against a very high in pent up demand for more content for Guitar Hero. And then as we’ve always said part of our strategy for the holidays is to come out with significant innovation in both the software and hardware components of the Guitar Hero franchise. And I think with the product, if you haven’t read the Game Informer article there’s about a 10 page spread, you should form your own opinion but with this product I think we are raising the bar in the multi instrument music genre to a whole new level. The drum kit as you’ve seen, its so far superior it’s, from my perspective not even a contest. The music contents will be great, all master tracks, there’s going to be more music on Guitar Hero 4 than any other disc delivered product so far, and what were also very excited about is the opportunity for users to play there own content. You’ll be able to create your own music now on Guitar Hero. Playing the drums, and playing the guitar, then overlaying it and uploading it on a server. Playing the drums, or playing the guitar, then overlaying it and you can upload it onto a server. The user community can vote on which of the songs they’d like to pass. They can download them and play it. So we are going to explode the amount of content that is available for the Guitar Hero community. And I think it’s an outstanding product and with Neversoft developers delivered here is nothing short of spectacular. And I think that we are going to further extent the leadership that we have built in this business over the next twelve months

Michael: So future versions of Guitar Hero are going to incorporate a drum track and a singing track?

Thomas: Yes absolutely, and that’s one of the other of the competitive advantages that I think we’ll build with this because you can play your guitar career solo, so this will continue to be the best guitar experience that you can find in any game. You can just play the guitar as you’ve done before, or you can just play the drums if you want and you can play through a drum career, you can switch between any way you want to play you can play with this product - which was not possible previously on any of the competitive products. So, very versatile, and it’s going to cater to whatever you favorite instrument is and again a very broad genre in songs included in here so it’s not just the hard core that is represented. This should be definitely a mass appealing product.

Michael: Now since I already have two guitars, am I going to be able to buy just a drum kit and a microphone and then start buying disks?

Thomas: Well you will be able to use the guitars you have bought previously. But if you are a guitar hero fan you may not elect to do that because we are also innovating on the guitar.

Michael: So you’re going to get the chance to buy another guitar?

Thomas: And the new guitar will have some really fantastic new features which we haven’t announced yet but you will hear about over the coming weeks and it is by far the best guitar we’ve made and it has a very very exciting new feature attached to it so I’m counting on you to buy a new guitar Michael.

Michael: The new feature is not yet announced?

Thomas: It is not yet announced.

Michael: And, I am sure you want to cut the price of the individual guitar just to encourage us right? Actually I’m just curious, have you ever disclosed the accessory attach rate of how many stand alone guitars? Is that published?

Thomas: No we haven’t gone down to that level of detail. But as you know we have had supply constraints for quite some time, and therefore we prioritize the guitar supply as part of the bundle. We’ve only now I think doubled the amount of suppliers of our hardware, so I think we are finally able to supple demand, and as a result we’ve also started to make stand alone guitars available. But we are not disclosing them by SKU’s, it’s the best guitar out there. I think it’s important for retailers because that way the don’t need to carry a lot of the other SKU’s out there.

Michael: And have you designed this new game so that your competitor’s hardware will not work with it? Or if someone who owns RockBand buys the next generation Guitar Hero disk and plug in and work it…

Thomas: I don’t know what we have said at this point, but from my perspective, the consumer experience you get out of our peripherals is so far superior and not just for the guitar but it’s a step change on the drums that I don’t think anyone that tries those drums will want to touch their old ones again.

Michael: I didn’t mean to put you on the spot. I actually like it when companies do very clever things like make their instruments incompatible with their competitor’s products.

Thomas: Well from my perspective you always have to focus on providing the consumer with a superior product and then they will make the right choice whether you provide compatibility or not. And this is what we have focused on with Guitar Hero 4.

Michael: Okay, I want to switch topics. Well before you arrived at Activision in fall of 05, Activision had a kind of a misstep in fall of 02 and changed its strategy based on action sports so there was something called Activision 02, any of you who were around that many years ago remember Big Air. And they’d done a bunch of extreme sports games. And Activision adopted a new strategy in fall of 02, its stock hit probably its all time low right about then. And they said they were going to develop an original owned intellectual property each year there after. So in the three years after, we saw Call of Duty, which has been immensely successful, we saw True Crime which had one hit and one miss, and then we saw Gun, and you arrived right abound the time of Gun I guess, right about when it didn’t do well. And you guys announced, I think your first conference call, that you were going to take a step back from this annualized, owned IP introduction, refocus, make sure you got your products right and only introduce brand new IP when you were absolutely confident it was going to succeed in the marketplace. So we’ve gone through Christmas 06,

Christmas 07, and we haven’t seen any new original IP. We’ve seen Guitar Hero brand extensions, and based on what I understand of Christmas 08 there’s not one coming this year either. Have you abandoned that strategy or do you have products in process, in other words something in your hip pocket, a rabbit to pull out of the hat to spike revenues yet again in 09 and 2010?

Thomas: Yeah you know it’s not a secret that introducing new intellectual properties in this industry is the riskiest thing you can do. But if you do it well then you can also reap high rewards. So as a result we are very selective in our development process of our new intellectual properties and I am not in favor of committing to one new IP a year because I want to make sure that we have all the flexibility we need to shut things down if they’re not tracking from the consumer testing perspective. As opposed to putting yourself on the hook and then force yourself to make compromises just so you get one out every year. So that’s not the strategy. What the strategy is is we look at new IP and we put it into development when it has global appeal, when we can exploit it across all platforms, when it has the potential to become an annualizable franchise, when we have proven development solutions in the genre in the next gen. And when the financial returns we can get are above the company average, which they have to be because it is also above average risk. So this is a pretty tall order for any project to deliver against, and as a result we are very selective. We’ve got the first one probably coming out, it’s going to be our entry into the racing genre. And we checked all the boxes there, and it took us awhile until we signed off and acquired Bizarre, which is the top developer in the racing genre, and was very successful over the years with Project Gotham Racing. So that product is in development and it’s doing extremely well. These guys are outstanding, I mean phenomenal. I’ve never seen such a high quality green light than the one they’ve delivered. So that is very encouraging, we have a couple of others in the pipeline, but again I don’t want to set any timing expectations because we are going to ship those when we think they are at the stage where they can deliver in excess of $100 million in revenue. Because anything short of that you can’t see the financial returns that make this venture interesting from a shareholder perspective.

Michael: But you are comfortable saying there are two or more owned intellectual properties that we should expect in the next two years?

Thomas: Yes absolutely, and let’s not forget by the way the combined companies portfolio will be owned, more than 75% of the revenue from the combined companies portfolio will be owned IP. So we will remain focused on growing those proven high operating margin franchises, because that’s by far the best return on investment that our shareholders can get and I think we’ve got coming up with this merger the strongest intellectual property portfolio, the strongest portfolio of development talent, and we are not going to be dependent on creating a lot of new IP to get to our margin objectives. We think that what we have we can get above 25%, and that’s from a shareholder perspective desirable because it poses significantly less risk that what is in the business plans of some of our competitors that have to bank on new IP success to a much greater extent.

Michael: Can we talk about integrating Activision, Vivendi both on a financial basis and an operating basis. When you talk about synergy you said 50-100 million, what should we expect in terms of head count from the two companies - What is head count now, what do you think head count will be after the combination? And then also can you talk on the operating side about how the Blizzard success of World of War Craft creates opportunities for other Activision owned intellectual properties, or perhaps migrate towards some kind of an online MMO space.

Thomas: Right now I think, and Geri correct me if I’m wrong, I think that the combined head count on a proforma basis is around seven thousand. In the short term that number will probably come down as we eliminate overlap in the sales force and the back office etc. But at the end of the day we’re going to grow, so after the initial I would expect that the headcount will probably grow as we pursue additional business opportunities. From a Blizzard perspective, they’ve been running the business very successfully over these years, maybe the most successful developer out there. They have a very strong pipeline so this is not a merger where we are trying to go and fix anything at Blizzard, it’s quite opposite, Activision’s strategies are working, Blizzard’s strategies are working, so we are going to remain focused on executing those strategies. Blizzard has a strong pipeline that goes beyond Linch King and the expansion pact on World of Warcraft. As you know they’ve already talked about Starcraft, and this is probably a product in their pipeline that may not be fully appreciated by the community out there, but I think that is going to be a very very exciting product that is going to hit the market at some point. So, we look at the combination as not needing any significant surgery. Now of course when you look to the rest of the Vivendi games business they haven’t been as successful as Blizzard was on their console business and we are going to apply the same success criteria that we apply to our own franchises and to our own studios to their development pipeline, and there are a few proven properties in the pipeline, there are a few proven studios in their portfolio, so as a result we will emerge with the strongest portfolio in the industry, and the strongest development talent in the industry. And if we keep executing well we will continue to lead return on investment, which for Activision last year we generated I think 57% return on invested capital which is hard to find no matter which sector or which company you are in. So we are bullish about the prospects.

Michael: Does their investment and success in delivering a super high quality online experience, having call centers having servers that actually work glitch free does that present an opportunity for Activision to monetize something else Call of Duty online or ?

Thomas: Down the road there are many opportunities.  Now having said that the worse thing we can do right now is disrupt their existing pipeline. So we are not going to say stop what you are doing let’s go focus on Call Of Duty MMO.  So, that’s not what you should expect. It would be a mistake because their pipeline is very strong.

Now if we think about propositions such as how do we bring guitar hero to Asia that’s where we can benefit tremendously from their expertise.  As you know both Starcraft, World of Warcraft is very popular in internet cafes.  Blizzard has established great relationships with internet cafe providers in Korea. They’ve had the most success, I would even argue they are the only successful western publisher in Asia.  So benefiting from their expertise, not having to make all the mistakes they have already made from our perspective is going to be a big qualitative benefit. Now, can I put an EPS number on that? I don’t think so, but it’s definitely a directional positive that we are going to hopefully bring to fruition over the coming years.

Michael: Now that we are seeing Activision go from a roughly 1.5 billion revenue company a year ago to probably a 4 billion or higher revenue company a year from now – what kind of challenges do you face?  Now, how do you approve a project that you expect to generate 50 or 75 million in revenue.  Is it even worth bothering with a tiny little game that only sells 2 million units?

Thomas: Well you know, you probably know that I used to work for 15 years for a company that had more than 50 billion dollars in sales.  And what I learned that it is actually easier to grow if you are the market leader in an industry that rewards scale and the reasons for that is that you have a more concentrated retail environment. So to the extent that you have a stronger portfolio you are going to end up with better execution in retail.   Development costs continue to rise so you have to be well capitalized in order to afford continue making AAA games that can sell more than 5 million units like we’ve done and lastly creating new intellectual properties and creating new brands in the minds of consumers is not getting any easier or any cheaper either.   So I actually view the fact that we are now the market leader and we are now the number one company as a positive for our ability to keep the growth going.  We are also aware of course that last year’s success is next year’s base period and the good news is Activision has answered that challenge for 16 consecutive years so we have a good track record there and we also believe we still have significant opportunities to expand operating margins which is our prime focus area and we are right now at industry leading margins of 18 to 19 percent and by 2009 which is not that far away and pretty tangible we expect to exceed 25 percent.  So, if you look at all that you should be pretty encouraged that we are far from tapped out in terms of top and bottom line growth.

Michael: I’d like invite the audience to ask questions and I will repeat them. Any questions please?

Question: I had a question about Rockband and the frequency with which they have been releasing downloadable content. So every week there will be at least three new songs and sometimes more. And I’m wondering the DLC’s for Guitar Hero are much slower and much more sporadic. And obviously in terms of sales, Guitar Hero is reaching a much bigger audience. But I was wondering if you have any concerns with Rockband releasing DLC’s that frequently and that dependently that they are getting the core to touch there product on a much more regular basis than you are with Guitar Hero.

Thomas: I’d say a couple things, first Guitar Hero has proven to be a very sticky product, so people play it over and over gain and it’s a lot of fun as they work their way up through the various levels. So from that angle we haven’t seen any user fatigue on the Guitar Hero side. We hope to come out with downloadable content; we are actually going to triple the amount of downloadable content that we are going to bring out over the next year. And we’re going to have more expansion packs coming out. The first one I talked about earlier, Aerosmith. We have the largest song list ever delivered on a disk with Guitar Hero 4 which is going to cover a broader genre than we have ever delivered before and we have more expansion packs in the pipeline. So from a retail SKU perspective I think we’re going to have a lot more content coming out, from a downloadable perspective we have three times the amount coming out, and one of the major pieces of innovation in Guitar Hero World Tour that’s launching in the holidays is that users can create their own content, which I think is going to explode the amount of music available on Guitar Hero. So you can record your drums, you can record your guitar, you can put your songs up, you can host it on the server. Users will be available to download, and play, and rate them so there will be a ranking system for the best songs. So from my perspective I think this is going to be the best consumer experience that’s going to be out there.

Question: How come you haven’t made a bid for take two yet?

Thomas: Well I’m not going to speak for any specific company, but a couple of things. One, our capital structure does not really impact the way we think about investments. Either an investment makes sense because it delivers a return or it doesn’t whether we have to go finance it with that or we use cash on the balance sheet or we issue stock, is a secondary consideration. The asset needs to make sense on its own. As I said the same criteria apply right, there needs to be proven intellectual property, proven development talent, and etc. etc. like I rehearsed earlier. So now whether the tender offer is subscribed or not, it doesn’t really change the way we think of our strategy. We always said we want a broad and balanced portfolio, proven intellectual property, and arguably we have a significant cash balance which previously didn’t burn a whole in our pocket.   We continue to be very disciplined financially.  If you look at what we paid for  companies such as RedOctane or Bizarre these are numbers that actually make sense and we’re not going to change that no matter what our capital structure is going to be.

Michael: Actually my last question is you don’t compete in the Grand Theft Auto genre whatever that is, the open world racing driving genre. Does that make sense for you if EA does not actually succeed with its acquisition to actually do the same thing you did with Call of Duty which is essentially poach the team that made Medal of Honor, create a better product and go from there?

Thomas: You know it’s no secret that we always like to extend our top talent development studios, and I think if you look at the success we’ve had, the studios are happy being part of the Activision portfolio because we had from the getgo an independent studio strategy where we leave them the creative freedom there own culture, they don’t have to use all #2 pencils and so on and so forth. And as a result we get great creative output, while at the same time all of our studios are incentivized based on operating income. So we have an incentive system in place to make sure we are doing the right things, we focus on the big opportunities, we don’t wait on expenditures that don’t matter to improve the game. And that’s been working for us and any AAA developer that is ready to sign up for that, we are always open to welcome to the Activision family.

Michael: Thank you for giving us so much time

Thomas: My pleasure.

Michael: Thank you everyone for attending.

Important Additional Information has been and will be filed with the SEC

This communication is being made, in part, in respect of the proposed business combination involving the Company, Vivendi and Vivendi Games. In connection with the proposed transactions, the Company has filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and other documents regarding the proposed transactions, and plans to file with the SEC a definitive proxy statement as well as other documents regarding the proposed transactions. The definitive proxy statement will be mailed to stockholders of the Company. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND OTHER RELEVANT MATERIAL FILED WITH THE SEC, AND THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS.

Investors and security holders may obtain free copies of the preliminary proxy statement and other documents filed with the SEC by the Company, and will be able to obtain free copies of the definitive proxy statement (when available) and other relevant documents to be filed with the SEC by the Company, through the website maintained by the SEC at http://www.sec.gov. Free copies of the preliminary proxy statement (and the definitive proxy statement, when available) and other documents filed with the SEC can also be obtained by directing a request to the Company’s Investor Relations department.

The Company and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended March 31, 2007, which was filed with the SEC on June 14, 2007, and its proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on July 30, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the preliminary proxy statement and will be contained in other relevant materials filed with the SEC (and will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available).

 THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY SHARES OF ACTIVISION’S COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT ACTIVISION INTENDS TO FILE WITH THE SEC. ONCE FILED, ACTIVISION STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. ONCE FILED, ACTIVISION STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE OFFER FREE OF CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV, OR FROM THE INFORMATION AGENT NAMED IN THE TENDER OFFER MATERIALS.